Exhibit 99.1

PANAMSAT REPORTS

THIRD QUARTER 2005 RESULTS

Signed Agreement to Merge With Intelsat; Continued Strong Financial Performance;

Completed Acquisition of Europe*Star;Launched Two Satellites for U.S. Market

WILTON, Conn., November 9, 2005 — PanAmSat Holding Corporation (NYSE: PA), the satellite-based distributor delivering the largest number of TV channels in the world and a leading global provider of network distribution services, reported financial results for the third quarter and nine months ended September 30, 2005 and reaffirmed its guidance for the full year of 4% or more revenue growth and 6% or more Adjusted EBITDA growth.

Joe Wright, CEO of PanAmSat said, “Our Company had one of the most active quarters in our history and continued to perform extremely well as we and Intelsat took important steps to transform our Companies into one that will be the leader in the technology, marketing and customer service activities that will define our industry in the future.  This transaction to merge PanAmSat with Intelsat is proceeding on schedule.  We also completed the acquisition of Europe*Star which strengthens our presence in the European and Middle Eastern marketplaces. We successfully launched Galaxy 14 in August and then Galaxy 15 in October giving our customers two in-orbit back-up satellites for increased reliability while solidifying our position as the largest FSS provider of HDTV signals in the world. In addition, we launched an Emergency Response Unit which will work specifically with First Responder and Disaster Recovery customers in the event of a sudden emergency, terrorist attack or natural disaster.”

 Highlights for the third quarter include:

•                  Adjusted EBITDA(1) was $167.4 million, up 5.2% over Q3 2004 while total consolidated revenues of $209.1 million increased 1.0% on a quarter-over-quarter basis. The delay in the launch of Galaxy 15 resulted in approximately $7 million of revenues being delayed until the fourth quarter of 2005 rather than in the third quarter.

•                  Most important, program distribution and video services revenues, the “core” markets of the business which represent 64% of total revenues, grew 6.0% over Q3 2004

•                  Adjusted EBITDA Margin(1) increased to 78% from 74% in Q3 2004

•                  Net income for the quarter was $54.2 million or $0.43 per share on a diluted basis, which included a gain of $18.3 million on an undesignated interest rate swap agreement

•                  Several new contracts and contract extensions were signed with customers in Africa, Asia, Australia, Latin America and the United States, including: CCTV, OPT New Caledonia, HDNet and Venevision Continental

•                  The PanGlobal TV Direct-To-Home platform grew with the addition of several new channels including: India’s Zee Networks and Japan’s NHK World Premium channels

•                  The Company completed its acquisition of Europe*Star, obtaining multiple European orbital slots as well as a satellite with European, Middle Eastern, African and Asian coverage on August 31, 2005

•                  The Company signed a definitive merger agreement with Intelsat, Ltd. for $25 per share in cash or $3.2 billion in cash on August 29, 2005

Highlights for the nine months include:

•                  Adjusted EBITDA(1) of $497.9 million was up 6.3% over 2004 while total consolidated revenues of $631.8 million increased 2.0% on a year-over-year basis

•                  Program distribution and video services revenues, the “core” markets of the business, grew 7.7% over 2004

•                  Adjusted EBITDA Margin(1)  increased to 76% vs. 73%  in 2004

CONTACT:	PanAmSat®
KATHRYN LANCIONI (MEDIA/INVESTORS) • TEL 203.210.8649
TWENTY WESTPORT ROAD • WILTON, CONN. 06897 • USA

•                  Net income for the nine months was $23.2 million or $0.21 per share, which included charges of $56 million related to early debt repayments and fees of $10 million for termination of our Sponsor’s management agreement

•                  $671.9 million of long-term debt was repaid in the first nine months of 2005

•                  Total 2005 dividends paid to shareholders through October 14, 2005 were $300.3 million, of which $200 million were paid from the proceeds of the IPO to pre-IPO stockholders.

Wright added: “While our management team remains focused on profitable growth, we are also committed to maintaining our fleet reliability as the highest in the industry, exercising sound financial discipline and staying financially strong in order to continue providing predictable and attractive dividends to our shareholders”

Total revenues for the third quarter of 2005 were $209.1 million, compared to revenues of $207.1 million for the same quarter last year, an increase of 1.0%. Adjusted EBITDA(1) which is a key performance and liquidity metric for the Company, was $167.4 million for the third quarter of 2005, as compared to $159.2 million for the same period in 2004, an increase of 5.2%.  Net income for the quarter was $54.2 million, compared to a net loss of $(76.7) million for the same period in 2004. Net income for the third quarter of 2005 was impacted by the $18.3 million gain on an undesignated interest rate swap agreement as noted above. Net loss in the third quarter of 2004 was impacted by $154.5 million of transaction related costs which were recorded in relation to the recapitalization.

Total revenues for the nine months of 2005 were $631.8 million, compared to revenues of $619.4 million for the same period last year, an increase of 2.0%. Adjusted EBITDA(1)  was $497.9 million for the first nine months of 2005, as compared to $468.4 million for the same period in 2004, an increase of 6.3%.  Net income for the nine months ended September 30, 2005 was $23.2 million, compared to a net loss of $(97.9) million for the same period in 2004. Net income for the nine months ended September 30, 2005 was impacted by several items noted above. Net loss for the nine months ended September 30, 2004 was impacted by $155.0 million of transaction related costs which were recorded in connection with the recapitalization, a $99.9 million satellite impairment charge and a $29.6 million write-off related to a customer transponder lease termination.

Business Highlights

Fixed Satellite Services (“FSS”)

Through FSS, PanAmSat leases transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and DTH in addition to providing telemetry, tracking and control (TT&C) and network services to customers.

For the Three Months Ended September 30, 2005

FSS revenues for the third quarter of 2005 increased $3.9 million to $195.8 million, from $191.9 million in the same period in 2004. This increase was primarily attributable to higher video services revenues of $7.6 million and higher government services revenues of $1.2 million, offset partially by a $3.8 million reduction in network services revenues.  The increase in video services revenues was due to increases in program distribution revenues of $8.4 million.  This increase was due primarily to new customer arrangements on our Galaxy 12 satellite and the impact of the contractual arrangements entered into with affiliates of The DIRECTV Group in connection with the Recapitalization.

FSS segment income from operations for the third quarter of 2005 increased by $194.6 million to $105.7 million, compared to a loss from operations of $(88.9) million for the same period in 2004. This increase was primarily due to the $154.5 million of transaction related costs recorded during the third quarter of 2004 and the $18.3 million gain on undesignated interest rate swap recorded during the third quarter of 2005.

Other contributing factors were the increase in FSS revenues of $3.9 million and decreased costs of $17.8 million.

FSS Segment EBITDA(2) for the third quarter of 2005 increased by $6.7 million to $163.0 million as compared to $156.2 million for the same period in 2004. This increase is primarily due to the increased FSS revenues of $3.9 million and lower operating costs and expenses of $2.8 million.

For the Nine Months Ended September 30, 2005

FSS revenues for the first nine months of 2005 increased $18.0 million to $588.2 million, from $570.2 million in the same period in 2004. This increase was primarily attributable to higher video services revenues of $29.1 million and higher government services revenues of $3.4 million, offset partially by a $15.3 million reduction in network services revenues.  The increase in video services revenues was due primarily to increases in DTH and program distribution revenues of $26.4 million as well as occasional use services and other revenues of $2.1 million.  The decrease in network services revenues was primarily attributable to the expiration of a lease associated with a non-core satellite that was used by a network services customer during the nine months ended September 30, 2004.

FSS segment income from operations for the first nine months of 2005 increased by $325.9 million to $247.3 million, compared to loss from operations of $(78.6) million for the same period in 2004. This increase was due primarily to $155.0 million of transaction related costs recorded during the nine months ended September 30, 2004, the $99.9 million satellite impairment loss recorded during the first quarter of 2004, the $29.6 million pre-tax charge recorded within selling, general and administrative expenses during the second quarter of 2004 in relation to the termination of a customer lease agreement, the increase in FSS revenues of $18.0 million, and a decrease in depreciation and amortization expense of  approximately $15.0 million, which resulted primarily from reduced depreciation on satellites that were fully depreciated or de-orbited. These increases were partially offset by the $10.4 million of Sponsor management fees recorded during the first quarter of 2005.

FSS Segment EBITDA(2)  for the first nine months of 2005 increased by $27.1 million to $486.3 million as compared to $459.2 million for the same period in 2004. This increase was driven by the increase in FSS revenues of $18.0 million and lower operating expenses of $9.1 million.

Government Services (“G2”)

Through G2, PanAmSat provides global satellite and related telecommunications services to the U.S. government, international government entities and their contractors.

For the Three Months Ended September 30, 2005

G2 segment revenues were $19.7 million for the three months ended September 30, 2005 compared to $20.5 million for the same period in 2004. G2 revenues increased by $0.1 million for the quarter, after excluding the revenues related to the construction of an L-band payload on Galaxy 15(3).  Revenues from the lease of additional PanAmSat FSS capacity increased by $1.8 million and revenues from managed network services increased by $1.3 million.  These increases were offset by a decrease in equipment sales of $2.6 million and a decrease in revenues from the lease of third-party provided satellite capacity of $0.4 million.  There were no revenues related to the L-band payload project in Q3 2005 compared to $0.8 million in Q3 2004, due to the timing of completion of certain milestones on this construction project.

G2 income from operations of $4.4 million increased by $1.7 million and Segment EBITDA(2) of $4.8 million increased by $1.8 million for the three months ended September 30, 2005, as compared to the same period in 2004 as a result of a shift to higher margin products and services.

For the Nine Months Ended September 30, 2005

G2 segment revenues were $62.7 million for the nine months ended September 30, 2005 compared to $64.9 million for the nine months ended September 30, 2004.  G2 revenues grew from $57.4 million in the first nine months of 2004 to $60.9 million for the same period in 2005, a 6.1% increase, after excluding the effects of the L-band payload construction program revenues (3).  This increase in revenues was driven primarily by the lease of additional FSS satellite capacity of $2.8 million (including additional revenues from PanAmSat FSS satellite capacity of $6.3 million) and an increase in revenues related to the new G2 managed network services offering of $4.5 million, partially offset by reduced equipment sales and other non-satellite related products of $3.8 million.

G2 income from operations of $10.9 million and Segment EBITDA(2)  of $12.3 million increased by $2.9 million and $3.2 million, respectively, for the nine months ended September 30, 2005, as compared to the same period in 2004. The focus on higher margin products and services resulted in these increases.

Fiscal 2005 Guidance

For the year ending December 31, 2005, the Company is reaffirming its previously issued financial guidance as a result of the closing of the Europe*Star transaction on August 31, 2005.

Revenue and Adjusted EBITDA Guidance: Expected total consolidated revenues will increase by 4.0% or more and Adjusted EBITDA will increase by 6.0 % or more over full year 2004 actual reported results.

The Company reaffirms its prior guidance that it expects that for full year 2005 cash payments in respect of capital expenditures, including approximately $23 million of incentive payments and interest on satellites in service, will be in the range of $155 million to $170 million and that cash interest payments on the Company’s debt obligations will be in the range of $200 million to $215 million. Our acquisition of Europe*Star was funded from cash on hand and is not expected to impact our ability to pay future dividends, service our debt or fund capital expenditures.

For more detailed information about the Company’s financial guidance and trends, please visit the “Financial Guidance/Recent Presentations” page of the Investor Relations section of the Company’s website located at http://www.panamsat.com.

Investors’ Conference Call

PanAmSat will host a conference call on November 9, 2005 at 10 a.m. ET to discuss the Company’s fiscal third quarter and nine months ended September 30, 2005. Investors can participate in the conference call by dialing (866) 558-6905 (U.S. and Canada) or (913) 643-4235 (International) and use the confirmation code ‘PA’

For your convenience, the conference call can be replayed in its entirety beginning at 1 p.m. ET on November 9, 2005 through November 16, 2005. If you wish to listen to the replay of this conference call, please dial (888) 203-1112 or (719) 457-0820 and enter passcode 4502571.

The conference call will also be broadcast live through a link on the Investor Relations page on the PanAmSat Web site at http://www.panamsat.com . Please go to the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About PanAmSat
Through its owned and operated fleet of 25 satellites, PanAmSat (NYSE:PA) is a leading global provider of video, broadcasting and network distribution and delivery services. It transmits nearly 2,000 television channels worldwide and, as such, is the leading carrier of standard and high-definition signals.

In total, the Company’s in-orbit fleet is capable of reaching over 98% of the world’s population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. For more information, visit the Company’s web site at www.panamsat.com.

CONTACT: Kathryn Lancioni, VP, Corporate Communications of PanAmSat Corporation, 203-210-8000. [PanAmSatAG].

NOTE: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.  When used in this press release, the words “estimate,” “plan,” “project,” “anticipate,” “expect,” “intend,” “outlook,” “believe,” and other similar expressions are intended to identify forward-looking statements and information.  Actual results may differ materially from anticipated results due to certain risks and uncertainties, which are more specifically set forth in the “Financial Guidance/Recent Presentations” page of the Investor Relations section of our website and within our registration statement on Form S-1 (File No. 333-121463) filed with the Securities and Exchange Commission (“SEC”), as such registration statement became effective on March 16, 2005, and all of our other filings filed with the SEC from March 16, 2005 through the current date pursuant to the Securities Exchange Act of 1934. These risks and uncertainties include but are not limited to: (i) the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on the notes; (ii) risks associated with operating our in-orbit satellites; (iii) satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; (iv) our ability to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all; (v) possible future losses on satellites that are not adequately covered by insurance; (vi) domestic and international government regulation; (vii) changes in our contracted backlog or expected contracted backlog for future services; (viii) pricing pressure and overcapacity in the markets in which we compete; (iv) inadequate access to capital markets; (x) competition; (xi) customer defaults on their obligations owed to us; (xii) our international operations and other uncertainties associated with doing business internationally; (xiii) our high level of indebtedness; (xiv) control by our controlling stockholders; and (xv) litigation. PanAmSat Holding Corporation cautions that the foregoing list of important factors is not exclusive.  Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control.

Notes:

(1) See Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin Reconciliation on pages 11, 12 and 13.

(2) See Reconciliation of Income (Loss) From Operations to Segment EBITDA on pages 14 and 15.

(3) See G2 Revenue Reconciliation Table on page 10.

###

TEN PAGES OF UNAUDITED FINANCIAL INFORMATION TO FOLLOW

PanAmSat Holding Corporation

Summary of Operating Results (Unaudited)

Amounts in thousands (except share data)

	Three Months Ended
	September 30,	September 30,
	2004	2005

Revenues
Operating leases, satellite services and other	$203,268	$205,637
Outright sales and sales-type leases	3,827	3,481
Total Revenues	207,095	209,118

Costs and Expenses
Cost of outright sales and sales-type leases	2,224	—
Depreciation and amortization	74,322	68,861
Direct operating costs (exclusive of depreciation and amortization)	38,649	30,973
Selling, general & administrative expenses	21,509	18,413
Gain on undesignated interest rate swap	—	(18,332)
Facilities restructuring and severance costs	2,080	209
Transaction-related costs	154,535	—
Total operating costs and expenses	293,319	100,124

Income (loss) from operations	(86,224)	108,994
Interest expense, net	57,794	55,311

Income (loss) before income taxes	(144,018)	53,683
Income tax benefit	(67,363)	(543)

Net income (loss)	$(76,655)	$54,226

Net income (loss) per share — basic	$(0.28)	$0.44

Net income (loss) per share - diluted	$(0.28)	$0.43

Weighted average common shares outstanding — basic	271,884,000	122,598,000

Weighted average common shares outstanding — diluted	271,884,000	125,390,000

PanAmSat Holding Corporation

Summary of Operating Results (Unaudited)

Amounts in thousands (except share data)

	Nine Months Ended
	September 30,	September 30,
	2004	2005

Revenues
Operating leases, satellite services and other	$607,165	$621,183
Outright sales and sales-type leases	12,185	10,595
Total Revenues	619,350	631,778

Costs and Expenses
Cost of outright sales and sales-type leases	2,224	(4,303)
Depreciation and amortization	220,969	205,791
Direct operating costs (exclusive of depreciation and amortization)	118,484	99,811
Selling, general & administrative expenses	88,814	57,474
Loss on undesignated interest rate swap	—	305
Sponsor management fees	—	10,444
Loss on termination of sales-type lease	—	2,307
Facilities restructuring and severance costs	4,508	3,974
Satellite impairment loss	99,946	—
Transaction-related costs	155,035	—
Total operating costs and expenses	689,980	375,803

Income (loss) from operations	(70,630)	255,975
Interest expense, net	122,503	232,463

Income (loss) before income taxes	(193,133)	23,512
Income tax expense (benefit)	(95,215)	359

Net income (loss)	$(97,918)	$23,153

Net income (loss) per share — basic	$(0.26)	$0.21

Net income (loss) per share — diluted	$(0.26)	$0.21

Weighted average common shares outstanding — basic	378,335,000	107,936,000

Weighted average common shares outstanding — diluted	378,335,000	110,663,000

PanAmSat Holding Corporation

Summarized Balance Sheets

(Amounts in thousands)

	December 31,	September 30,
	2004	2005
ASSETS		(Unaudited	)

CURRENT ASSETS

Cash and cash equivalents	$38,982	$87,860
Accounts receivable, net	69,380	62,130
Net investment in sales-type leases	24,776	15,294
Prepaid expenses and other current assets	26,595	28,460
Deferred income taxes	7,817	7,817
Assets held for sale	3,300	—

Total current assets	170,850	201,561

SATELLITES AND OTHER PROPERTY AND EQUIPMENT - Net	1,955,664	1,984,222
NET INVESTMENT IN SALES-TYPE LEASES	74,990	65,046
GOODWILL	2,244,131	2,244,131
DEFERRED CHARGES AND OTHER ASSETS - NET	326,296	375,173

TOTAL ASSETS	$4,771,931	$4,870,133

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$69,456	$103,862
Current portion of long-term debt	4,100	16,550
Current portion of satellite incentive obligations	13,148	13,012
Accrued interest payable	45,589	17,157
Dividends payable	—	47,507
Deferred gains and revenues	26,618	26,839
Total current liabilities	158,911	224,927

LONG-TERM DEBT	3,859,038	3,194,796
DEFERRED INCOME TAXES	31,779	30,512
DEFERRED CREDITS AND OTHER	271,100	385,477

TOTAL LIABILITIES	4,320,828	3,835,712

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY	451,103	1,034,421

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,771,931	$4,870,133

PanAmSat Holding Corporation

Summarized Statements of Cash Flows (Unaudited)

(Amounts in thousands)

	Nine Months Ended
	September 30,	September 30,
	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(97,918)	$23,153
Depreciation and amortization expense	220,969	205,791
Deferred income taxes	(98,457)	(170)
Amortization of debt issuance costs and other deferred charges	7,698	14,820
Loss on undesignated interest rate swap	-	305
Accretion on senior discount notes	-	20,108
Provision for uncollectible receivables	31,982	(2)
Loss on early extinguishment of debt	20,589	24,161
Satellite impairment loss	99,946	—
Loss on Galaxy 10R XIPS anomaly	9,090	—
Facilities restructuring and severance costs	4,309	3,998
Reversal of sales-type lease liabilities	(3,727)	(4,303)
Loss on termination of sales-type lease	—	2,307
Gain on disposal of fixed assets	(1,332)	—
Other non-cash items	(3,950)	(1,294)
Changes in working capital and other accounts	(27,157)	(17,997)

NET CASH PROVIDED BY OPERATING ACTIVITIES	162,042	270,877

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures (including capitalized interest) (a)	(103,299)	(142,179)
Insurance proceeds from satellite recoveries	286,915	—
Net sales of short-term investments	374,097	—
Proceeds from sale of teleport	—	3,161
Acquisitions, net of cash acquired	(522)	(41,863)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	557,191	(180,881)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock — initial public offering	—	900,000
Issuance of new long-term debt	3,512,615	—
Repayments of long-term debt	(1,443,459)	(671,900)
Dividends to stockholders	—	(252,785)
Capitalized costs of initial public offering	—	(40,923)
Capitalized transaction costs	(152,064)	—
Capitalized debt issuance costs	—	(739)
New incentive obligations	16,250	—
Repayment of incentive obligations	(9,571)	(9,464)
Funding of capital expenditures by customer	—	33,464
Repurchase of treasury stock	(2,784,556)	—
Re-issuance of treasury stock	757	—
Capital contributed by affiliate	9,200	—
Other equity related transactions	3,384	19
NET CASH USED IN FINANCING ACTIVITIES	(847,444)	(42,328)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	328	1,210

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(127,883)	48,878
CASH AND CASH EQUIVALENTS, beginning of period	176,087	38,982
CASH AND CASH EQUIVALENTS, end of period	$48,204	$87,860

(a) Includes capitalized interest of $4.3 million and $18.3 million for the nine months ended September 30, 2004 and 2005, respectively.

PanAmSat Holding Corporation
Selected Segment Data (Unaudited)

(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2005	2004	2005

FSS
Revenue	$191,945	$195,878	$570,154	$588,195
Depreciation and Amortization Expense	74,011	68,564	219,878	204,914
Income (loss) from operations	(88,909)	105,644	(78,640)	247,262
Segment EBITDA*	156,236	162,978	459,254	486,343
Capital Expenditures	19,527	74,172	103,277	140,641

G2
Revenue	$20,497	$19,737	$64,918	$62,718
Depreciation and Amortization Expense	311	297	1,091	877
Income from operations	2,685	4,430	8,010	10,934
Segment EBITDA*	2,996	4,798	9,101	12,288
Capital Expenditures	22	291	22	1,538

Eliminations
Revenue	$(5,347)	$(6,497)	$(15,722)	$(19,135)

Parent
Loss from operations	$—	$(1,080)	$—	$(2,221)

Total
Revenue	$207,095	$209,118	$619,350	$631,778
Depreciation and Amortization Expense	74,322	68,861	220,969	205,791
Income (loss) from operations	(86,224)	108,994	(70,630)	255,975
Capital Expenditures	19,549	74,463	103,299	142,179

                                                                        NON-GAAP RECONCILIATION TABLES

PanAmSat Holding Corporation

G2 Operating Segment

Non-GAAP Revenue Reconciliation (Unaudited)

 (Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2005	2004	2005
G2 Revenues

As reported	$20,497	$19,737	$64,918	$62,718
Less: L-Band payload revenues	(842)	—	(7,525)	(1,842)
Adjusted G2 Revenues	$19,655	$19,737	$57,393	$60,876

Adjusted G2 revenues is not a presentation made in accordance with GAAP and does not purport to be an alternative to G2 revenues determined in accordance with GAAP. Because not all companies use identical calculations, this presentation of Adjusted G2 revenues may not be comparable to other similarly titled measures of other companies. The table above sets forth a reconciliation of G2 revenues to Adjusted G2 revenues for the periods indicated.

Adjusted G2 revenues is defined as G2 revenues as reported less L-Band payload revenues recognized during each respective period. L-Band payload revenues represent revenues recognized on a long-term construction contract with a customer to construct an L-Band navigational payload on our Galaxy 15 satellite. This construction contract has had a substantial impact on G2’s business but is very different from G2’s core business of selling satellite and non-satellite bandwidth, selling equipment and performing consulting and managed network services. Management therefore analyzes G2’s results with and without these L-Band payload revenues in order to evaluate G2’s core business elements.

* See Reconciliation of Income (loss) From Operations to Segment EBITDA on the pages 14 and 15.

PanAmSat Holding Corporation

Adjusted EBITDA Reconciliation (Unaudited)

 (Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2005	2004	2005
Reconciliation of Net Cash Provided by Operating Activities to Net Income (Loss):
Net cash provided by (used in) operating activities	$(60,217)	$103,727	$162,042	$270,877
Depreciation and amortization	(74,322)	(68,861)	(220,969)	(205,791)
Deferred income taxes	67,929	906	98,457	170
Amortization of debt issue costs and other deferred charges	(3,736)	(4,757)	(7,698)	(14,820)
Accretion on senior discount notes	—	(6,873)	—	(20,108)
Provision for uncollectible receivables	(1,526)	35	(31,982)	2
Other non-cash items	742	242	3,950	1,294
Satellite impairment loss	—	—	(99,946)	—
Loss on Galaxy 10R XIPS anomaly	(9,090)	—	(9,090)	—
Loss on termination of sales-type leases	—	—	—	(2,307)
Facilities restructuring and severance costs	(2,288)	(233)	(4,309)	(3,998)
Reversal of sales-type lease liabilities	3,727	—	3,727	4,303
Gain on disposal of fixed assets	1,332	—	1,332	—
Loss on early extinguishment of debt	(15,134)	—	(20,589)	(24,161)
Gain (loss) on undesignated interest rate swap	—	18,332	—	(305)
Changes in assets and liabilities, net of acquired assets and liabilities	15,928	11,708	27,157	17,997

Net income (loss)	$(76,655)	$54,226	$(97,918)	$23,153

Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$(76,655)	$54,226	$(97,918)	$23,153
Interest expense, net	57,794	55,311	122,503	232,463
Income tax expense (benefit)	(67,363)	(543)	(95,215)	359
Depreciation and amortization	74,322	68,861	220,969	205,791

EBITDA	$(11,902)	$177,855	$150,339	$461,766

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$(11,902)	$177,855	$150,339	$461,766
Adjustment of sales-type leases to operating leases (a)	6,608	6,702	19,035	19,912
Loss on termination of sales-type leases (b)	—	—	—	2,307
Effect of Galaxy 10R anomaly (c)	9,090	—	9,090	—
Satellite impairment (d)	—	—	99,946	—
Restructuring charges (e)	2,080	209	4,508	3,974
Reserves for long-term receivables and sales-type leases(f)	(3,727)	—	24,419	(4,303)
Reversal of allowance for customer credits (g)	1,800	—	7,200	—
Transaction-related costs (h)	154,535	471	155,035	11,220
(Gain) loss on undesignated interest rate swap (i)	—	(18,332)	—	305
Other items (j)	748	528	(1,217)	2,684

Adjusted EBITDA	$159,232	$167,433	$468,355	$497,865

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2005	2004	2005
Adjusted EBITDA Margin Reconciliation:
Revenues	$207,095	$209,118	$619,350	$631,778
Adjustment of sales-type leases to operating leases (a)	6,608	6,702	19,035	19,912
Reversal of allowance for customer credits (g)	1,800	—	7,200	—
Adjusted Revenues	$215,503	$215,820	$645,585	$651.690
Adjusted EBITDA	$159,232	$167,433	$468,355	$497,865
Adjusted EBITDA Margin (k)	74%	78%	73%	76%

                Adjusted EBITDA is not a presentation made in accordance with GAAP, and does not purport to be an alternative to net income (loss) determined in accordance with GAAP or as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The table above sets forth a reconciliation of Adjusted EBITDA and EBITDA to net income (loss) and to net cash provided by operating activities for the periods indicated.

                The indenture governing the Company’s 10 3/8% senior discount notes, the indenture governing PanAmSat Corporation’s 9% senior notes and PanAmSat Corporation’s senior secured credit facilities contain financial covenant ratios, specifically total leverage and interest coverage ratios, that are calculated by reference to Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to give effect to unusual items, non-cash items and other adjustments specifically required in calculating covenant ratios and compliance under the indenture governing the Company’s 10 3/8% senior discount notes, the indenture governing PanAmSat Corporation’s 9% senior notes due 2014 and PanAmSat Corporation’s senior secured credit facilities. These adjustments include unusual items such as severance, relocation costs and one-time compensation charges, non-cash charges such as non-cash compensation expense and the other adjustments shown below. Adjusted EBITDA is a material component of these covenants. For instance, non-compliance with the financial ratio maintenance covenants contained in the senior secured credit facilities could result in the requirement that PanAmSat immediately repay all amounts outstanding under such facilities and a prohibition on PanAmSat paying dividends to the Company, and non-compliance with the debt incurrence ratios contained in the Company’s 10 3/8% senior discount notes and PanAmSat Corporation’s 9% senior notes prohibit us from being able to incur additional indebtedness or make restricted payments, including payments of dividends on our common stock, other than pursuant to specified exceptions. In addition, under the restricted payments covenants contained in the indentures, the ability of the Company and PanAmSat Corporation, as applicable, to pay dividends is restricted by a formula based on the amount of Adjusted EBITDA. We believe the adjustments listed below are in accordance with the covenants discussed above.

__________

(a)                                  For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.

(b)                                 For the nine months ended September 30, 2005, loss on termination of sales-type leases represents the non-cash loss of $2.3 million incurred upon the conversion of one of our customer’s sales-type lease agreements to an operating lease agreement.

(c)           For the three and nine months ended September 30, 2004, amounts represent certain non-cash charges resulting from the August 2004 XIPS anomaly on Galaxy 10R.

(d)                                 For the nine months ended September 30, 2004, satellite impairment represents the pre-tax impairment charge related to the anomalies experienced by our PAS-6 satellite during the first quarter of 2004, which resulted in this satellite being de-orbited on April 2, 2004.

(e)                                   Restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs.

(f)                                    For the three months ended September 30, 2004, the adjustment represents the reversal of reserves established in relation to our sales-type leases.  For the nine months ended September 30, 2004, amount represents the write-off of the long-term receivable balances due from a customer of $28.1 million, partially offset by the reversal of reserves established in relation to our sales-type leases during the three months ended September 30, 2004.  For the nine months ended September 30, 2005, amount represents the reversal of approximately $4.3 million of in-orbit insurance liabilities, representing previously recorded expenses for sales-type leases on our Galaxy 4R and Galaxy 10R satellites that are no longer insured. During the nine months ended September 30, 2005, the insurance policies covering our Galaxy 4R and Galaxy 10R satellites expired and were not replaced and, as a result, these satellites and their related assets are no longer insured.

(g)                                 For the three and nine months ended September 30, 2004, we recorded an allowance for customer credits related to receivables from a customer affiliated with The News Corporation, as collectibility was not reasonably assured. The adjustment represents the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.

(h)                                 For the three and nine months ended September 30, 2004, amount represents costs incurred in relation to the Recapitalization. These costs consisted of $138.2 million related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives and the remainder relating to the proxy solicitation and other costs. For the three months ended September 30, 2005, amount primarily represents costs associated with the Intelsat merger. For the nine months ended September 30, 2005, amount represents (i) $10.0 million paid to the Sponsors on March 22, 2005 in relation to the termination of their respective management services agreement with us, (ii) costs associated with our initial public offering, (iii) costs associated with the Intelsat merger and (iv) non-capitalizable third party costs.

(i)                                     For the three months ended September 30, 2005, gain on undesignated interest rate swap represents the reduction in the fair value of the interest rate swap obligation recorded during the third quarter of 2005.  For the nine months ended September 30, 2005, loss on undesignated interest rate swap represents changes in the fair value of the interest rate swap obligation through September 30, 2005.

(j)                                     For the three months ended September 30, 2004, other items consist of (i) $0.5 million of non-cash stock compensation expense, and (ii) $0.2 million of expenses for management advisory services from the Sponsors. For the three months ended September 30, 2005, other items consist of (i) $0.1 million of reimbursed expenses which were paid to the Sponsors, (ii) $0.3 million of non-cash stock compensation expense, and (iii) $0.1 million of acquisition fees. For the nine months ended September 30, 2004, other items consist of (i) $2.5 million of non-cash reserve adjustments and (ii) $1.3 million gain on the disposal of assets, partially offset by (x) $1.9 million of non-cash stock compensation expense, (y) $0.2 million loss from an investment accounted for by the equity method and (z) $0.2 million of expenses for management advisory services from the Sponsors. For the nine months ended September 30, 2005, other items consist of (i) $0.6 million of expenses for management advisory services from the Sponsors and reimbursed expenses which were paid to the Sponsors, (ii) $0.5 million loss on disposal of fixed assets, (iii) $1.5 million of non-cash stock compensation expense and (iv) $0.2 million of acquisition costs, less $0.1 million of gains on equity investment.

(k)                                  Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by Adjusted Revenues (revenue plus the principal portion of periodic sales-type lease payments made during the period that are recorded against the principal balance outstanding and the revenues that would have been recognized as a result of the reversal of the allowance for customer credits) See notes (a) and (f) above. Adjusted EBITDA Margin is not a presentation made in accordance with GAAP and does not purport to be an alternative to net income (loss) determined in accordance with GAAP or as a measure of operating performance determined in accordance with GAAP.  The company utilizes Adjusted EBITDA margin as a measure of internal operating performance and to track the company’s operating performance against its competitors.

PanAmSat Holding Corporation

FSS and G2 Operating Segments

Reconciliation of Income (Loss) From Operations To Segment EBITDA  (Unaudited)

(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2005	2004	2005

FSS Operating Segment:
Reconciliation of income (loss) from operations to Segment EBITDA:
Income (loss) from operations	$(88,909)	$105,644	$(78,640)	$247,262
Depreciation and amortization	74,011	68,564	219,878	204,914

EBITDA	(14,898)	174,208	141,238	452,176
Adjustment of sales-type leases to operating leases (a)	6,608	6,702	19,035	19,912
Loss on termination of sales-type leases (b)	—	—	—	2,307
Effect of Galaxy 10R anomaly (c).	9,090	—	9,090	—
Satellite impairment (d)	—	—	99,946	—
Restructuring charges (e)	2,080	138	4,508	3,497
Reserves for long-term receivables and sales-type leases (f)	(3,727)	—	24,419	(4,303)
Reversal of allowance for customer credits (g)	1,800	—	7,200	—
Transaction-related costs (h)	154,535	—	155,035	10,545
(Gain) loss on undesignated interest rate swap (i)	—	(18,332)	—	305
Other items (j)	748	262	(1,217)	1,904

Segment EBITDA	$156,236	$162,978	$459,254	$486,343

G2 Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$2,685	$4,430	$8,010	$10,934
Depreciation and amortization	311	297	1,091	877
EBITDA	2,996	4,727	9,101	11,811
Restructuring charges (e)	—	71	—	477

Segment EBITDA	$2,996	$4,798	$9,101	$12,288

As a result of the Recapitalization, we began utilizing Segment EBITDA as a measure of performance for our operating segments beginning in the third quarter of 2004. We evaluate the performance of our operating segments based on several factors, of which the primary financial measure is segment net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude non-recurring items and other non-cash adjustments largely outside of the segment operating managers’ control (“Segment EBITDA”). Segment EBITDA is presented herein because our chief operating decision maker evaluates and measures each business unit’s performance based on its Segment EBITDA results.

(a)                                  For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.

(b)                                 For the nine months ended September 30, 2005, loss on termination of sales-type leases represents the non-cash loss of $2.3 million incurred upon the conversion of one of our customer’s sales-type lease agreements to an operating lease agreement in the first quarter of 2005.

(c)           For the three and nine months ended September 30, 2004, amounts represent certain non-cash charges resulting from the August 2004 XIPS anomaly on Galaxy 10R.

(d)                                 For the nine months ended September 30, 2004, satellite impairment represents the pre-tax impairment charge related to the anomalies experienced by our PAS-6 satellite during the first quarter of 2004, which resulted in this satellite being de-orbited on April 2, 2004.

(e)                                  Restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs.

(f)                                    For the three months ended September 30, 2004, the adjustment represents the reversal of reserves established in relation to our sales-type leases.  For the nine months ended September 30, 2004, amount represents the pre-tax charge for long-term receivable balances due from a customer of $28.1 million, partially offset by the reversal of reserves established in relation to our sales-type leases during the three months ended September 30, 2004. For the nine months ended September 30, 2005, amount represents the reversal of approximately $4.3 million of in-orbit insurance liabilities, representing previously recorded expenses for sales-type leases on our Galaxy 4R and Galaxy 10R satellites that are no longer insured. During the nine months ended September 30, 2005, the insurance policies covering our Galaxy 4R and Galaxy 10R satellites expired and were not replaced and, as a result, these satellites and their related assets are no longer insured.

(g)                                 For the three and nine months ended September 30, 2004, we recorded an allowance for customer credits related to receivables from a customer affiliated with The News Corporation, as collectibility was not reasonably assured. The adjustment represents the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.

(h)                                 For the three and nine months ended September 30, 2004, amount represents costs incurred in relation to the Recapitalization. These costs consisted of $138.2 million related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives and the remainder relating to the proxy solicitation and other costs. For the nine months ended September 30, 2005, amount represents (i) $10.0 million paid to the Sponsors on March 22, 2005 in relation to the termination of their respective management services agreement with us and (ii) non-capitalizable third party costs.

(i)                                     For the three months ended September 30, 2005, gain on undesignated interest rate swap represents the reduction in the fair value of the interest rate swap obligation recorded during the third quarter of 2005.  For the nine months ended September 30, 2005, loss on undesignated interest rate swap represents changes in the fair value of the interest rate swap obligation through September 30, 2005.

(j)                                     For the three months ended September 30, 2004, other items consist of (i) $0.5 million of non-cash stock compensation expense, and (ii) $0.2 million of expenses for management advisory services from the Sponsors. For the three months ended September 30, 2005, other items consist of (i) $0.1 million of reimbursed expenses which were paid to the Sponsors, (ii) $0.1 million of non-cash stock compensation expense, (iii) $0.1 million of acquisition fees.  For the nine months ended September 30, 2004, other items consist of (i) $2.5 million of non-cash reserve adjustments and (ii) $1.3 million gain on the disposal of assets, partially offset by (x) $1.9 million of non-cash stock compensation expense, (y) $0.2 million loss from an investment accounted for by the equity method and (z) $0.3 million of transaction costs related to acquisitions not consummated. For the nine months ended September 30, 2005, other items consist of (i) $0.6 million of expenses for management advisory services from the Sponsors and reimbursed expenses which were paid to the Sponsors, (ii) $0.5 million loss on disposal of fixed assets, (iii) $0.7 million of non-cash stock compensation expense and (iv) $0.2 million of acquisition costs, less $0.1 million of gains on equity investment.

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